Floor & Decor Holdings, Inc. Announces Third Quarter Fiscal 2024 Financial Results
Net sales of $1,117.9 million increased 0.9% from the third quarter of fiscal 2023
Comparable store sales decreased 6.4%
Diluted earnings per share of $0.48
Opened 11 new warehouse stores
ATLANTA--(BUSINESS WIRE)--October 30, 2024--Floor & Decor Holdings, Inc. (NYSE: FND) (“We,” “Our,” the “Company,” or “Floor & Decor”) announces its financial results for the third quarter of fiscal 2024, which ended September 26, 2024.
Tom Taylor, Chief Executive Officer, stated, “We are incredibly proud of how our store and store support teams executed our plans and managed costs during a period when demand for large project discretionary home improvement and hard surface flooring spending remained challenging. In the face of these challenges, the hard work and dedication of our associates enabled us to deliver fiscal 2024 third quarter diluted earnings per share of $0.48, which exceeded our expectations. We continue implementing and executing strategies designed to grow our market share while working prudently to manage our profitability and maintain a strong balance sheet in this challenging period. I particularly want to thank our associates affected by the recent hurricanes for their hard work and dedication to their communities. Thanks to their efforts, we quickly reopened our stores to begin serving customers affected by the hurricanes as they began their recovery and rebuilding efforts.”
In the third quarter of fiscal 2024, we opened 11 new warehouse-format stores, including eight openings in fiscal September. As a result, we ended the third quarter operating 241 warehouse-format stores and five design studios compared with 207 warehouse-format stores and five design studios in the same period last year. We plan to open ten warehouse-format stores in the fourth quarter of fiscal 2024 to achieve our 30 new warehouse-format store opening plan in fiscal 2024.
Please see “Comparable Store Sales” below for information on how the Company calculates period-over-period changes in comparable store sales.
For the Thirteen Weeks Ended September 26, 2024
•Net sales of $1,117.9 million increased 0.9% from $1,107.8 million in the third quarter of fiscal 2023.
•Comparable store sales decreased 6.4%.
•We opened 11 new warehouse stores, ending the quarter with 241 warehouse stores and five design studios.
•Operating income of $66.3 million decreased 21.8% from $84.8 million in the third quarter of fiscal 2023. Operating margin of 5.9% decreased 180 basis points from the third quarter of fiscal 2023.
•Net income of $51.7 million decreased 21.6% from $65.9 million in the third quarter of fiscal 2023. Diluted earnings per share (“EPS”) of $0.48 decreased 21.3% from $0.61 in the third quarter of fiscal 2023.
•Adjusted EBITDA* of $132.9 million decreased 5.7% from $140.9 million in the third quarter of fiscal 2023.
For the Thirty-nine Weeks Ended September 26, 2024
•Net sales of $3,348.4 million decreased 0.5% from $3,365.8 million in the same period of fiscal 2023.
•Comparable store sales decreased 9.0%.
•We opened 20 new warehouse stores.
•Operating income of $197.0 million decreased 28.4% from $275.3 million in the same period of fiscal 2023. Operating margin of 5.9% decreased 230 basis points from the same period of fiscal 2023.
•Net income of $158.4 million decreased 24.2% from $208.9 million in the same period of fiscal 2023. Diluted EPS of $1.46 decreased 24.7% from $1.94 in the same period of fiscal 2023.
•Adjusted EBITDA* of $392.8 million decreased 11.4% from $443.4 million in the same period of fiscal 2023.
*Non-GAAP financial measure. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

Updated Outlook for the Fiscal Year Ending December 26, 2024:
•Net sales of approximately $4,400 million to $4,430 million
•Comparable store sales of approximately (8.5)% to (7.5)%
•Diluted EPS of approximately $1.65 to $1.75
•Adjusted EBITDA* of approximately $490 million to $500 million
•Depreciation and amortization expense of approximately $235 million
•Interest expense, net of approximately $4 million
•Tax rate of approximately 18%
•Diluted weighted average shares outstanding of approximately 108 million shares
•Open 30 new warehouse stores
•Capital expenditures of approximately $360 million to $390 million
*Non-GAAP financial measure. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.
Conference Call Details
A conference call to discuss the third quarter fiscal 2024 financial results is scheduled for today, October 30, 2024, at 5:00 p.m. Eastern Time. A live audio webcast of the conference call, together with related materials, will be available online at ir.flooranddecor.com.
A recorded replay of the conference call is expected to be available approximately three hours after the conclusion of the call and can be accessed both online at ir.flooranddecor.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13748389. The replay will be available until November 6, 2024.

About Floor & Decor Holdings, Inc.
Floor & Decor is a multi-channel specialty retailer and commercial flooring distributor operating 241 warehouse-format stores and five design studios across 38 states as of September 26, 2024. The Company offers a broad assortment of in-stock hard-surface flooring, including tile, wood, laminate and vinyl, and natural stone along with decorative accessories and wall tile, installation materials, and adjacent categories at everyday low prices. The Company was founded in 2000 and is headquartered in Atlanta, Georgia.
Comparable Store Sales
Comparable store sales refer to period-over-period comparisons of our net sales among the comparable store base and are based on when the customer obtains control of the product, which is typically at the time of sale. A store is included in the comparable store sales calculation on the first day of the thirteenth full fiscal month following a store’s opening, which is when we believe comparability has been achieved. Changes in our comparable store sales between two periods are based on net sales for stores that were in operation during both of the two periods. Any change in the square footage of an existing comparable store, including for remodels and relocations within the same primary trade area of the existing store being relocated, does not eliminate that store from inclusion in the calculation of comparable store sales. Stores that are closed for a full fiscal month or longer are excluded from the comparable store sales calculation for each full fiscal month that they are closed. Since our e-commerce, regional account manager, and design studio sales are fulfilled by individual stores, they are included in comparable store sales only to the extent the fulfilling store meets the above mentioned store criteria. Sales through our Spartan Surfaces, LLC (“Spartan”) subsidiary do not involve our stores and are therefore excluded from the comparable store sales calculation.
Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA (which are shown in the reconciliation below) are presented as supplemental measures of financial performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). We define EBITDA as net income before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted to eliminate the impact of non-cash stock-based compensation expense and certain items that we do not consider indicative of our core operating performance. Reconciliations of these measures to the most directly comparable GAAP financial measure are set forth in the table below.
EBITDA and Adjusted EBITDA are key metrics used by management and our board of directors to assess our financial performance and enterprise value. We believe that EBITDA and Adjusted EBITDA are useful measures, as they eliminate certain items that are not indicative of our core operating performance and facilitate a comparison of our core operating performance on a consistent basis from period to period. We also use Adjusted EBITDA as a basis to determine covenant compliance with respect to our credit facilities, to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry.
EBITDA and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net income as a measure of financial performance, or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management’s discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine EBITDA and Adjusted EBITDA, such as stock-based compensation expense, fair value adjustments related to contingent earn-out liabilities, and other adjustments. Our presentation of EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Definitions and calculations of EBITDA and Adjusted EBITDA differ among companies in the retail industry, and therefore EBITDA and Adjusted EBITDA disclosed by us may not be comparable to the metrics disclosed by other companies.
Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures. The Company does not provide a reconciliation of forward-looking measures where it believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and the Company is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company’s control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Floor & Decor Holdings, Inc.
Condensed Consolidated Statements of Income
(In thousands, except for per share data)
(Unaudited)

	Thirteen Weeks Ended
	September 26, 2024		September 28, 2023		% Increase (Decrease)
	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,117,926	100.0%	$1,107,812	100.0%	0.9%
Cost of sales	632,056	56.5	640,357	57.8	(1.3)%
Gross profit	485,870	43.5	467,455	42.2	3.9%
Operating expenses:
Selling and store operating	339,135	30.3	308,581	27.9	9.9%
General and administrative	67,687	6.1	59,870	5.3	13.1%
Pre-opening	12,731	1.2	14,232	1.3	(10.5)%
Total operating expenses	419,553	37.6	382,683	34.5	9.6%
Operating income	66,317	5.9	84,772	7.7	(21.8)%
Interest expense, net	189	—	1,246	0.2	(84.8)%
Income before income taxes	66,128	5.9	83,526	7.5	(20.8)%
Income tax expense	14,438	1.3	17,603	1.5	(18.0)%
Net income	$51,690	4.6%	$65,923	6.0%	(21.6)%
Basic weighted average shares outstanding	107,185		106,393
Diluted weighted average shares outstanding	108,292		108,002
Basic earnings per share	$0.48		$0.62		(22.6)%
Diluted earnings per share	$0.48		$0.61		(21.3)%

	Thirty-nine Weeks Ended
	September 26, 2024		September 28, 2023		% Increase (Decrease)
	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$3,348,354	100.0%	$3,365,763	100.0%	(0.5)%
Cost of sales	1,901,424	56.8	1,949,557	57.9	(2.5)%
Gross profit	1,446,930	43.2	1,416,206	42.1	2.2%
Operating expenses:
Selling and store operating	1,014,888	30.3	923,658	27.4	9.9%
General and administrative	202,135	6.0	185,060	5.5	9.2%
Pre-opening	32,951	1.0	32,226	1.0	2.2%
Total operating expenses	1,249,974	37.3	1,140,944	33.9	9.6%
Operating income	196,956	5.9	275,262	8.2	(28.4)%
Interest expense, net	2,807	0.1	9,006	0.3	(68.8)%
Income before income taxes	194,149	5.8	266,256	7.9	(27.1)%
Income tax expense	35,761	1.1	57,357	1.7	(37.7)%
Net income	$158,388	4.7%	$208,899	6.2%	(24.2)%
Basic weighted average shares outstanding	107,000		106,187
Diluted weighted average shares outstanding	108,282		107,850
Basic earnings per share	$1.48		$1.97		(24.9)%
Diluted earnings per share	$1.46		$1.94		(24.7)%

Condensed Consolidated Balance Sheets
(In thousands, except for share and per share data)
(Unaudited)

	As of September 26, 2024	As of December 28, 2023
Assets
Current assets:
Cash and cash equivalents	$180,771	$34,382
Income taxes receivable	3,317	27,870
Receivables, net	104,351	99,513
Inventories, net	1,046,007	1,106,150
Prepaid expenses and other current assets	54,419	48,725
Total current assets	1,388,865	1,316,640
Fixed assets, net	1,763,980	1,629,917
Right-of-use assets	1,346,653	1,282,625
Intangible assets, net	151,119	153,869
Goodwill	257,940	257,940
Deferred income tax assets, net	16,635	14,227
Other assets	7,037	7,332
Total long-term assets	3,543,364	3,345,910
Total assets	$4,932,229	$4,662,550
Liabilities and stockholders’ equity
Current liabilities:
Current portion of term loan	$2,103	$2,103
Current portion of lease liabilities	134,629	126,428
Trade accounts payable	737,845	679,265
Accrued expenses and other current liabilities	305,971	332,940
Deferred revenue	12,472	11,277
Total current liabilities	1,193,020	1,152,013
Term loan	194,630	194,939
Lease liabilities	1,368,514	1,301,754
Deferred income tax liabilities, net	53,373	67,188
Other liabilities	11,637	15,666
Total long-term liabilities	1,628,154	1,579,547
Total liabilities	2,821,174	2,731,560
Stockholders’ equity
Capital stock:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at September 26, 2024 and December 28, 2023	—	—
Common stock Class A, $0.001 par value; 450,000,000 shares authorized; 107,223,985 shares issued and outstanding at September 26, 2024 and 106,737,532 issued and outstanding at December 28, 2023	107	107
Common stock Class B, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at September 26, 2024 and December 28, 2023	—	—
Common stock Class C, $0.001 par value; 30,000,000 shares authorized; 0 shares issued and outstanding at September 26, 2024 and December 28, 2023	—	—
Additional paid-in capital	536,238	513,060
Accumulated other comprehensive (loss) income, net	(79)	1,422
Retained earnings	1,574,789	1,416,401
Total stockholders’ equity	2,111,055	1,930,990
Total liabilities and stockholders’ equity	$4,932,229	$4,662,550

Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirty-nine Weeks Ended
	September 26, 2024	September 28, 2023
Operating activities
Net income	$158,388	$208,899
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	172,690	146,947
Stock-based compensation expense	25,618	20,336
Deferred income taxes	(15,813)	4,953
Loss on asset impairments and disposals, net	1,511	858
Change in fair value of contingent earn-out liabilities	(866)	2,329
Interest cap derivative contracts	110	85
Changes in operating assets and liabilities, net of effects of acquisition:
Receivables, net	(4,838)	2,931
Inventories, net	60,143	195,590
Trade accounts payable	60,747	109,338
Accrued expenses and other current liabilities	21,939	2,950
Income taxes	24,840	(8,912)
Deferred revenue	1,195	3,323
Other, net	(3,896)	9,348
Net cash provided by operating activities	501,768	698,975
Investing activities
Purchases of fixed assets	(349,360)	(413,717)
Acquisition, net of cash acquired	—	(17,353)
Net cash used in investing activities	(349,360)	(431,070)
Financing activities
Payments on term loan	(1,577)	(1,577)
Borrowings on revolving line of credit	258,600	518,900
Payments on revolving line of credit	(258,600)	(729,100)
Payments of contingent earn-out liabilities	(2,002)	(5,241)
Proceeds from exercise of stock options	6,211	7,909
Proceeds from employee stock purchase plan	5,459	5,159
Tax payments for stock-based compensation awards	(14,110)	(12,121)
Net cash used in financing activities	(6,019)	(216,071)
Net increase in cash and cash equivalents	146,389	51,834
Cash and cash equivalents, beginning of the period	34,382	9,794
Cash and cash equivalents, end of the period	$180,771	$61,628
Supplemental disclosures of cash flow information
Buildings and equipment acquired under operating leases	$167,135	$192,906
Cash paid for interest, net of capitalized interest	$3,959	$8,871
Cash paid for income taxes, net of refunds	$26,728	$62,105
Fixed assets accrued at the end of the period	$89,090	$150,111

Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)
EBITDA and Adjusted EBITDA

	Thirteen Weeks Ended
	September 26, 2024	September 28, 2023
Net income (GAAP):	$51,690	$65,923
Depreciation and amortization (a)	57,328	50,336
Interest expense, net	189	1,246
Income tax expense	14,438	17,603
EBITDA	123,645	135,108
Stock-based compensation expense (b)	10,031	5,289
Other (c)	(779)	542
Adjusted EBITDA	$132,897	$140,939

	Thirty-nine Weeks Ended
	September 26, 2024	September 28, 2023
Net income (GAAP):	$158,388	$208,899
Depreciation and amortization (a)	171,044	145,439
Interest expense, net	2,807	9,006
Income tax expense	35,761	57,357
EBITDA	368,000	420,701
Stock-based compensation expense (b)	25,618	20,336
Other (c)	(866)	2,329
Adjusted EBITDA	$392,752	$443,366
(a)Excludes amortization of deferred financing costs, which is included as part of interest expense, net in the table above.
(b)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and forfeitures.
(c)Other adjustments include amounts management does not consider indicative of our core operating performance. Amounts for both the thirteen and thirty-nine weeks ended September 26, 2024 and September 28, 2023 relate to changes in the fair value of contingent earn-out liabilities.

Forward-Looking Statements
This release and the associated webcast/conference call contain forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this release and the associated webcast/conference call, including statements regarding the Company’s future operating results and financial position, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “seeks,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “budget,” “potential,” or “continue” or the negative of these terms or other similar expressions.
The forward-looking statements contained in this release and the associated webcast/conference call are based on our current expectations, assumptions, estimates, and projections regarding the Company’s business, the economy, and other future conditions, including the impact of natural disasters on sales. These statements involve known and unknown risks, uncertainties, and other important factors that may cause the Company’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.
Although the Company believes that the expectations reflected in the forward-looking statements in this release and the associated webcast/conference call are reasonable, the Company cannot guarantee future events, results, performance or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this release or the associated webcast/conference call, including, without limitation, (1) an overall decline in the health of the economy, the hard surface flooring industry, consumer confidence and discretionary spending, and the housing market, including as a result of persistently high or rising inflation or interest rates, (2) our failure to successfully manage the challenges that our planned new store growth poses or the impact of unexpected difficulties or higher costs during our expansion, (3) our inability to enter into leases for additional stores on acceptable terms or renew or replace our current store leases, (4) our failure to successfully anticipate and manage trends, consumer preferences, and demand, (5) our inability to successfully manage increased competition, (6) our inability to manage our inventory, including the impact of inventory obsolescence, shrinkage, and damage, (7) political and regulatory conditions that contribute to uncertainty and market volatility, including the upcoming U.S. presidential election and legislative, regulatory, trade and policies associated with a new administration, (8) any disruption in our distribution capabilities, supply chain, and our related planning and control processes, including carrier capacity constraints, port congestion or shut down, transportation costs, and other supply chain costs or product shortages, (9) any increases in wholesale prices of products, materials, and transportation costs beyond our control, including increases in costs due to inflation, (10) the resignation, incapacitation, or death of any key personnel, including our executive officers, (11) our inability to attract, hire, train, and retain highly qualified managers and staff, (12) the impact of any labor activities, (13) our dependence on foreign imports for the products we sell, including risks associated with obtaining products from abroad, (14) geopolitical risks, such as the conflict in the Middle East, the ongoing war in Ukraine, and U.S. policies related to global trade and tariffs, such as import restrictions under the Uyghur Forced Labor Prevention Act, or any antidumping and countervailing duties, any of which could impact our ability to import from foreign suppliers or raise our costs, (15) our ability to manage our comparable store sales, (16) any failure by any of our suppliers to supply us with quality products on attractive terms and prices or to adhere to the quality standards that we set for our products, (17) our inability to locate sufficient suitable natural products, (18) the effects of weather conditions, natural disasters, or other unexpected events, including public health crises, that may disrupt our operations, (19) our inability to maintain sufficient levels of cash flow or liquidity to fund our expanding business and service our existing indebtedness, (20) restrictions imposed by our indebtedness on our current and future operations, including risks related to our variable rate debt, (21) any allegations, investigations, lawsuits, or violations of laws and regulations applicable to us, our products, or our suppliers, (22) our inability to adequately protect the privacy and security of information related to our customers, us, our associates, our suppliers, and other third parties, (23) any material disruption in our information systems, including our website, (24) new or changing laws or regulations, including tax laws and trade policies and regulations, (25) any failure to protect our intellectual property rights or disputes regarding our intellectual property or the intellectual property of third parties, (26) the impact of any future strategic transactions, and (27) our ability to manage risks related to corporate social responsibility. Additional information concerning these and other factors are described in “Forward-Looking Statements,” Item 1, “Business,” Item 1A, “Risk Factors,” and Item 1C “Cybersecurity” of Part I and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 9A, “Controls and Procedures” of Part II of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2023, filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2024 (the “Annual Report”) and elsewhere in the Annual Report, as well as those described in Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 26, 2024 (the “10-Q”) and elsewhere in the 10-Q, and those described in the Company’s other filings with the SEC.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The forward-looking statements contained in this release or the associated webcast/conference call speak only as of the date hereof. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company’s forward-looking statements occurs, the Company’s business, financial condition, and operating results may vary materially from those expressed in the Company’s forward-looking statements. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein or in the associated webcast/conference call, whether as a result of any new information, future events, or otherwise.

Contacts
Investor Contacts:
Wayne Hood
Senior Vice President of Investor Relations
678-505-4415
wayne.hood@flooranddecor.com
or
Matt McConnell
Senior Manager of Investor Relations
770-257-1374
matthew.mcconnell@flooranddecor.com